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                                                                    EXHIBIT 99.4

                        FORM OF BROKER LETTER TO CLIENTS

To Our Clients:


     We are sending this letter because we hold shares of Metropolitan Financial Corp. common stock for you. Metropolitan Financial Corp. is raising capital through an offering of subscription rights to purchase additional shares of
common stock. Shareholders of record as of             , 2002 have a right to
purchase the shares to be sold. Before making an investment decision, please review the enclosed Prospectus, which describes Metropolitan Financial Corp. and the Rights Offering. You will find answers to some questions you may have about
the Rights Offering, beginning on page    of the Prospectus.



     As a shareholder of Metropolitan Financial Corp. as of                   ,
you have received one non-transferable subscription right for every shares of Metropolitan Financial Corp. common stock carried by us in your account as of that date, rounded down to the nearest whole number, provided that you received at least one right. No fractional rights were distributed. Each subscription right that you have received entitles you to
purchase one share of common stock at $      per share in the Rights Offering.
In addition, if you exercise all of your subscription rights, you may elect, pursuant to the over-subscription privilege, to subscribe for any amount of additional shares in the Rights Offering at the same price, subject to availability of shares. No commission will be charged to subscribers in the Rights Offering. Concurrent with the Rights Offering, we are selling shares of our common stock to the public, subject to the full satisfaction of subscriptions received in the Rights Offering.



     Only we, as registered holder of the common stock, may exercise subscription rights on your behalf. Accordingly, we request your instructions if you wish to subscribe for any shares to which you are entitled pursuant to the terms and conditions set forth in the Prospectus. If you wish to subscribe, complete and submit to us the Beneficial Owner Form (on the reverse of this page). Payment for your subscription will be deducted from the account(s) indicated by you on the Beneficial Owner Form. If insufficient funds are currently in the account(s), you must deposit sufficient funds. That deposit should be made in funds that are "available" at the time you deliver the Beneficial Owner Form to us. Under the terms of the Rights Offering, subscriptions may not be revoked.



     THE RIGHTS OFFERING AND YOUR SUBSCRIPTION RIGHTS ARE EXPECTED TO EXPIRE AT
5:00 P.M. EASTERN TIME ON             , 2002. IF WE DO NOT RECEIVE YOUR
INSTRUCTIONS ON A TIMELY BASIS, WE WILL NOT EXERCISE YOUR RIGHTS AND YOUR RIGHTS WILL EXPIRE WITHOUT VALUE. IF YOU HAVE QUESTIONS ABOUT EXERCISING YOUR RIGHTS, CONTACT YOUR ACCOUNT REPRESENTATIVE. QUESTIONS ABOUT METROPOLITAN FINANCIAL CORP. OR THE RIGHTS OFFERING MAY BE DIRECTED TO THE INFORMATION AGENT, RYAN, BECK & CO., LLC, TOLL FREE AT (888) 604-7226, MONDAY THROUGH FRIDAY, 9:00 A.M. TO 1:00 P.M. EASTERN TIME.


     THIS LETTER IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY COMMON STOCK. THE OFFER IS MADE ONLY BY THE PROSPECTUS. THE SHARES OF COMMON STOCK ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.